Exhibit 10.9

EXECUTIVE VICE PRESIDENT
EMPLOYMENT, CONFIDENTIALITY
AND NON-DISCLOSURE AGREEMENT

PART I

PARTIES TO AGREEMENT

Section 1.01 - Parties:  This Employment Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Farmers & Merchants Bank of Central California, a California banking corporation (the “Bank”), its successors and assigns (hereinafter referred to as “Employer”), and James P. Daugherty (hereinafter referred to as “Employee”).  Employer and Employee are sometimes collectively referred to hereinafter as the “Parties” and individually as a “Party”.

PART II

EMPLOYMENT

Section 2.01 - Employment:  Employer hereby agrees to continue employing Employee, and Employee hereby accepts such continued employment with Employer, in accordance with the terms and conditions set forth herein.

Section 2.02 - Term of Employment:  This Agreement shall become effective on July 1, 2015 provided Employee has executed and returned to Employer the general release of claims in the form attached hereto as Exhibit A.  This Agreement shall terminate on June 30, 2018 unless earlier terminated pursuant to the provisions of Part VII herein.  If this Agreement is not terminated pursuant to Part VII, and provided Employee enters into an effective general release of claims at that time in the form attached hereto as Exhibit A, the Agreement shall renew automatically for an additional two year term, and for successive additional two year terms thereafter, unless earlier terminated pursuant to the provisions of Part VII.

PART III

DUTIES OF EMPLOYEE

Section 3.01- General Duties:  During the term of this Agreement, Employee shall be employed as Executive Vice President and Wholesale Banking Division Manager under the direction of the President and Chief Executive Officer and shall perform and discharge well and faithfully the duties that may be assigned to Employee from time to time by the President and Chief Executive Officer in connection with the conduct of the Employer’s business.  Nothing herein shall preclude Employer’s Board of Directors or Chief Executive Officer from changing Employee’s title or duties as long as the resulting title and duties are reasonably commensurate with the education, employment background and qualifications of the Employee and involve similar responsibilities and scope of duties.

Section 3.02 - Outside Activities:  Employee agrees that, while employed by Employer, Employee will refrain from any outside activities which actually or potentially are in direct conflict with the essential enterprise-related or reputational interest of Employer, that would cause disruption of the Employer’s operations, or that would be in direct competition with the Employer or assist competitors of the Employer.  It shall not be a violation of this Agreement for Employee (A) to serve on corporate, civic or charitable boards or committees, or (B) to deliver lectures or fulfill speaking engagements, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Employer; provided, however, that Employee shall give the Employer’s Chief Executive Officer not less than fourteen (14) days’ notice of any actions contemplated by clauses (A) or (B), and will refrain from any such action to which the Chief Executive Officer in his/her sole discretion, objects.  It shall not be a violation of this Agreement for Employee to manage personal investments, so long as such activities do not represent a conflict with Employer, as described in Employer’s Employee Code of Conduct, and other pertinent policies and agreements.

PART IV

COMPENSATION

Section 4.01 - Salary:  Employee shall be paid an annual base salary of no less than $250,000 per year.  This base salary shall be paid to Employee in such intervals and at such times as other salaried executives of Employer are paid.  Employer’s Board of Directors reserves the right to set the timing and level of salary adjustments for all employees and any particular employee at its sole discretion.

Section 4.02 - Incentive and Retention Programs:  Employee shall be eligible for an annual discretionary incentive bonus.  The amount of the bonus for a given year shall be determined by Employer’s Board of Directors annually by January 31st of each following year and shall be paid no later than February 28th of each following year, provided Employee is still employed by Employer on the payment date.  Employee shall be entitled to participate in the “Farmers & Merchants Bank of Central California Executive Retirement Plan – Equity Component”, “Farmers & Merchants Bank of Central California Executive Retirement Plan – Performance Component” and the “Farmers & Merchants Bank Deferred Compensation Plan”, the terms and conditions of which are set forth in separate agreements so titled.

PART V

BENEFITS

Section 5.01 - Benefits:  Employee shall be entitled to participate in whatever vacation, medical, dental, pension, sick leave, 401(k), profit sharing, disability insurance or other plans of general application, or other benefits which are in effect as to other executive officers of Employer, or as may be in effect from time to time, in accordance with the rules established for individual participation in any such plan.

Section 5.02 - Automobile/Automobile Allowance:  Employer shall provide Employee with either an automobile for business and incidental personal use or an automobile allowance as per Employer policy. However, at the sole discretion of the Board of Directors and/or the Employer’s Chief Executive Officer, the Employer reserves the right to change or eliminate this benefit at any time.

Section 5.03 - Membership Fees:  Employer shall reimburse Employee for all appropriate and reasonable expenses incurred in performing Employee’s duties, including providing and paying for the dues and fees of membership in local social, service and civic clubs and/or organizations as Employer deems appropriate and necessary for enhancement of its presence within the local business community.  In order to be eligible for reimbursement of these expenses, Employee must obtain pre-approval for such memberships from Employer’s Chief Executive Officer and must provide Employer with receipts and documented evidence as is required by federal and state laws and regulations.

Section 5.04 - Directors and Officers Liability Insurance Coverage:  To the extent commercially reasonable to do so under prevailing conditions in the insurance market, Employer shall provide directors and officers liability insurance coverage for the protection of Employee on terms and conditions no less favorable to Employee than are in effect on the date that this Agreement shall become effective. Following any termination of Employee’s employment with Employer, such coverage shall be continued under substantially the same terms and conditions as are in effect immediately prior to such termination of employment at no cost to Employee until all applicable statutes of limitation expire with respect to claims arising prior to such termination of employment.  Employee expressly acknowledges, however, that Employer cannot and shall not guarantee the performance of the insurance company issuing such directors and officers liability insurance coverage pursuant to this Section.  In addition to the foregoing, Employer shall also continue to make indemnification and advancement of litigation expense payments to Employee to the maximum extent and for the maximum period permitted by law.

PART VI

EXPENSES

Section 6.01 - Travel and Entertainment Expenses:  During the term of this Agreement, Employer shall reimburse Employee for reasonable out of pocket expenses incurred in connection with Employer’s business, including travel expenses, food and lodging while away from Employee’s home, subject to such policies as Employer may from time to time establish for other officers of equivalent title.  Employee shall keep records of Employee’s travel and entertainment expenses in a form suitable to the Internal Revenue Service and the Franchise Tax Board to qualify this reimbursement as a federal and state income tax deduction for Employer.  In addition, Employee shall provide Employer with receipts for all expenses for which Employee seeks reimbursement.

PART VII

TERMINATION OF EMPLOYMENT

Section 7.01 - Termination at Option of Employer:  Employer may terminate this Agreement at any time and without “Cause” (as defined below) by giving Employee sixty (60) days written notice of Employer’s intent to terminate this Agreement.  The 60th day after Notice of Termination shall be deemed Employee’s Separation Date.  In the event Employee’s employment is terminated by Employer pursuant to this Section, Employee shall be paid all accrued salary, accrued but unused vacation, and reimbursement expenses for which expense reports have been provided to Employer, or which are provided to Employer prior to the Separation Date, in accordance with Employer’s policies and this Agreement.  In addition to the foregoing amounts, if Employee is terminated by Employer pursuant to this Section, and subject to (A) Employee’s continued employment through, and termination of employment on, the Separation Date; (B) Employee’s continued loyalty to Employer, which includes, but is not limited to, Employee or any outside third party refraining from any announcements to anyone inside or outside Employer that the Employee is leaving Employer; and (C) Employee’s execution and non-revocation of a general release of all claims in the form attached hereto as Exhibit B, which release becomes irrevocable within 60 days following the Separation Date or such earlier deadline provided by Employer, then Employee will be entitled to receipt of the following Severance Package:

1.	A Severance Payment equivalent to nine months (.75x) of Employee’s highest Annual Compensation for services (“Annual Compensation,” defined as Total Compensation as reported in Employer’s previous years’ proxy statements) which Employee has earned during Employee’s employment with Employer. The Severance Payment shall be paid out in equal increments on regularly scheduled pay days for a period of 9 months following the Separation Date, provided that any payments delayed pending the effectiveness of the release shall be accumulated and paid in a lump sum on the next pay day following the effectiveness of the release, with any remaining payments due paid in accordance with the schedule otherwise provided herein. Such payments will cease, however, if Employee fails to comply with the provisions of Part IX of this Agreement.

2.	Payment of all awards of qualified and nonqualified benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions. Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

Section 7.02- Termination for Cause:  Employer may terminate Employee’s employment at any time for “Cause” upon written Notice of Termination to Employee, setting forth in reasonable detail the basis for the determination of “Cause.”  Termination for Cause shall be effective immediately upon receipt of the Notice of Termination by Employee, and the date on which the Notice of Termination is received shall be deemed to be the Separation Date.  If Employee is terminated pursuant to this Section 7.02, Employee shall be entitled only to accrued salary, vacation and reimbursement of expenses for which expense reports have been provided to Employer, or which are provided to Employer within two weeks of the Separation Date, in accordance with Employer’s policies and this Agreement.  Employee shall be entitled to no further compensation or severance payment of any nature; provided however, that Employee will also be entitled to payment of all awards of qualified and nonqualified benefit plans and incentive and retention programs in accordance with the terms of those plans, including any applicable vesting and forfeiture provisions.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.

“Cause” for purposes of this Agreement shall be defined as conviction of a felony resulting in a material adverse economic effect on Employer; provided that the determination of such material adverse economic effect shall in any case be made pursuant to a resolution duly adopted by a vote of no less than two-thirds (2/3’s) of the entire Board of Directors of the Bank at a meeting duly held and called for such purpose; and provided further, that Employee shall be given reasonable notice of such meeting and shall have the opportunity, together with counsel, to be heard before the Board of Directors at any such meeting.

Section 7.03 - Termination at Option of Employee:  This Agreement may be terminated by Employee at Employee’s sole discretion by giving one hundred twenty (120) days written Notice of Resignation to Employer.  If Employee terminates his/her employment pursuant to this Section 7.03, and subject to Employee’s continued satisfactory performance of such tasks and duties that may be assigned to Employee through the Separation Date, and Employee’s continued loyalty to Employer through the Separation Date (which includes, but is not limited to, refraining from any announcements by Employee or any outside third party to anyone inside or outside Employer that the Employee is leaving Employer), Employee shall receive accrued salary and payment for accrued but unused vacation through the Separation Date.  Employee shall also be entitled to payment of all awards of qualified and nonqualified benefit plans and incentive and retention programs, in accordance with the terms of those plans, including applicable vesting and forfeiture provisions.  Any such payment or distribution from a nonqualified deferred compensation plan shall be governed by the terms of such plan relating to the timing of distributions.  Alternatively, Employer may, at its option, at any time after Employee gives written Notice of Resignation as herein provided, pay Employee’s accrued salary up to and including the effective Separation Date set forth in Employee’s Notice of Resignation, and thereupon immediately release and terminate Employee’s employment.  Notwithstanding the foregoing, if Employer determines at any time during the 120-day notice period that Employee materially breaches the obligations imposed by the provisions of this Section 7.03 and Part IX of this Agreement, Employer may shorten the notice period and accelerate the Separation Date, thereby reducing the compensation otherwise payable to Employee pursuant to this Section.

Section 7.04 - Option to Terminate on Permanent Disability of Employee:  Employer may terminate this Agreement if, during the term of this Agreement, Employee shall become “Permanently Disabled”, as that term is defined herein.  A termination pursuant to this Section 7.04 shall be deemed a termination without “Cause,” and shall be governed by the procedures, and shall entitle Employee to the Severance Package specified in Section 7.01. For purposes of this Agreement, Employee shall be deemed to have become Permanently Disabled if Employee is unable to perform his/her current duties, with or without reasonable accommodation, for an aggregate of 120 working days over a six month period, by reason of any medically determinable physical or mental impairment.  Employer may issue its Notice of Termination to Employee on or after the 90th working day of Permanent Disability, as defined herein.

The Notice of Termination shall be deemed withdrawn and the Agreement shall remain in effect after a Notice of Termination has been given to Employee under the following circumstances.

A.	Within thirty (30) days of the Notice of Termination being given to Employee, Employee returns to the full performance of Employee’s duties and provides medical certification that Employee can perform the essential functions of Employee’s duties with or without reasonable accommodation.

B.	Within thirty (30) days of the Notice of Termination being given to Employee, Employee requests a reasonable accommodation from Employer which would permit Employee to perform the essential functions of Employee’s duties and such reasonable accommodation can be provided by Employer without an undue hardship.

Section 7.05 – Non-Renewal of Agreement.  For the avoidance of doubt, if this Agreement is not renewed automatically by reason of Employee’s failure to execute an effective general release pursuant to Section 2.02, Employee will not be entitled to the Severance Package specified in Section 7.01.

Section 7.06 - Continuation of Medical Benefits:  In the event Employee’s employment is terminated Employee shall be afforded the right to continue his/her medical benefits to the extent provided in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at his/her expense.  Employer shall provide Employee with the appropriate COBRA notification within the time required by the law from the Separation Date.

PART VIII

MERGERS AND ACQUISITIONS

Section 8.01 - Merger or Acquisition With a Change of Control.

1.	Change of Control means a change of control of Farmers & Merchants Bancorp (“Bancorp”). Such a Change of Control will be deemed to have occurred immediately before any of the following occur: (i) individuals, who were members of the Board of Directors of Bancorp immediately prior to a meeting of the shareholders of Bancorp which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of Bancorp following such election or meeting, (ii) an acquisition, directly or indirectly, of more than 30% of the outstanding shares of any class of voting securities of Bancorp by any Person, (iii) a merger, consolidation or sale of all, or substantially all, of the assets of Bancorp, wherein Bancorp’s shareholders immediately before such transaction shall own of record (immediately after such transaction) equity securities, other than any warrant or right to purchase such equity securities, of Bancorp or an acquiring entity or any parent entity thereof, possessing less than 70% of the voting power of Bancorp or such acquiring entity or any parent entity thereof (in making the determination of ownership of such equity securities immediately after such transaction, equity securities owned by shareholders of Bancorp immediately prior to the transaction as shareholders to another party to the transaction shall be disregarded), or (iv) there is a change, during any period of one year, of a majority of the Board of Directors of Bancorp as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period. If the events or circumstances described in (i)-(iv), above, shall occur to or be applicable to Bank, then such Change of Control shall be deemed for all purposes of this Agreement to also be a “Change of Control” of Bancorp. For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than Bancorp, Employer, any other wholly owned subsidiary of Bancorp or any employee benefit plan(s) sponsored by Bancorp, Bank or other subsidiary of Bancorp. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless the change also constitutes the occurrence of a "change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Employee.

2.	In the event of either (i) Employee’s termination of employment during the term of this Agreement and after the signing of an agreement providing for, or otherwise in anticipation of a Change in Control of Employer or Bancorp under Section 8.01.1(i), (ii) or (iv), or (ii) a Change of Control of Employer or Bancorp under Section 8.01.1 (i), (ii) or (iv) during the term of this Agreement and prior to Employee’s termination of employment, and in each case upon the execution by Employee and non-revocation of a general release of all claims provided by Employer, Employer will provide Employee with a Change of Control Compensation Package equal to (A) one (1) times Employee’s highest Annual Compensation paid before the earlier of the (i) termination of employment or (ii) Change of Control; (B) Employee’s monthly premium for continuation coverage under COBRA (as defined in Section 7.06), determined as of the closing or other occurrence of the Change of Control, multiplied by thirty-six (36) months, whether or not such continuation coverage is elected by Employee; and (C) a gross-up payment as defined and set forth herein in Section 8.01.4.

In addition, Employee will be entitled to payment of all awards of benefit plans and incentive and retention programs in accordance with the terms of those plans and programs, including applicable vesting and forfeiture provisions.

Upon the closing or other occurrence of the Change of Control transaction, and subject to the provisions of this Section 8.01, Employee shall receive disbursement of payments due Employee under this Section (except for payments or distributions from or pursuant to any nonqualified deferred compensation plan), in one lump sum payment, less any withholding required by state, federal or local law.  Any payment or distribution from or pursuant to any nonqualified deferred compensation plan shall be governed by the terms of such plan.  If Employee becomes entitled to payment under this Section 8.01.2, Employee shall not be entitled to the Severance Package under Sections 7.01 or 7.04, notwithstanding Employee’s subsequent termination of employment pursuant to those Sections.

3.	In the event of either (i) Employee’s termination of employment during the term of this Agreement and after the signing of an agreement providing for, or otherwise in anticipation of, a Change of Control of Employer or Bancorp under Section 8.01.1(iii) (and not under (i), (ii) or (iv)) or (ii) a Change of Control of Employer or Bancorp under Section 8.01.1 (iii) (and not under (i), (ii) or (iv)) during the term of this Agreement and prior to Employee’s termination of employment, Employer will provide Employee with a Change of Control Compensation Package equal to (A) one (1) times Employee’s highest Annual Compensation paid before the earlier of the (i) termination of employment or (ii) Change of Control; (B) a gross-up payment as defined and set forth herein in Section 8.01.4.

Upon the closing or other occurrence of the Change of Control transaction, and subject to the provisions of this Section 8.01, Employee shall receive disbursement of payments due Employee under this Section in one lump sum payment, less any withholding required by state, federal or local law, upon the closing or other occurrence of the Change in Control transaction.  If Employee becomes entitled to payment under this Section 8.01.3, Employee shall still be entitled to the Severance Package under Sections 7.01 or 7.04, should Employee’s subsequent termination of employment occur pursuant to those Sections.

4.	Gross-Up Payment: Employee shall be entitled to a “Gross-Up Payment” under the terms and conditions set forth herein, and such payment shall include the Excise Tax reimbursement due pursuant to Section 8.01.4.a and any federal and state tax reimbursements due pursuant to Section 8.01.4.b.

a.	In the event that any payment or benefit (as those terms are defined within the meaning of Internal Revenue Code Section 280G(b)(2)) paid, payable, distributed or distributable to the Employee (hereinafter referred to as “Payments”) pursuant to the terms of this Agreement or otherwise in connection with or arising out of Employee’s employment with Employer or a change of control would be subject to the Excise Tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Employee with respect to such Excise Tax, then Employee will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount equal to the total Excise Tax, interest and penalties imposed on Employee as a result of the payment and the Excise Taxes on any federal and state tax reimbursements as set forth in Section 8.01.4.b.

b.	If Employer is obligated to pay Employee pursuant to Section 8.01.4.a, Employer shall also pay Employee an amount equal to the “total presumed federal and state taxes” that could be imposed on Employee with respect to the Excise Tax reimbursements due to Employee pursuant to Section 8.01.4.a and the federal and state tax reimbursements due to Employee pursuant to this section. For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on Employee shall be conclusively calculated using a combined tax rate equal to the sum of the (a) the highest individual income tax rate in effect under Federal tax law applicable to Employee and the tax laws of the state in which Employee will be subject to tax on the payment and (b) the hospital insurance portion of FICA.

c.	No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes.

It is further intended that in the event that any payments would be subject to other “penalty” taxes (in addition to the Excise Tax in section 8.01.4.a) imposed applicable federal tax law, that these taxes would also be included in the calculation of the Gross-Up Payment, including any federal and state tax reimbursements pursuant to section 8.01.4.b.

5.	Determination of Eligibility for and Amount of Gross-Up Payment: An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at Employer’s expense by an accounting firm appointed by Employer prior to any Change of Control. The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to Employer and Employee prior to submission of the proposed Change of Control to Employer’s or Bancorp’s shareholders, Board of Directors or appropriate regulators for approval. If the accounting firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the determination to Employee, Employee shall have the right to dispute the determination. The existence of the dispute shall not in any way affect Employee’s right to receive the Gross-Up Payment in accordance with the determination. Upon the final resolution of a dispute, Employer or its successor shall promptly pay to Employee any additional amount required by such resolution. If there is no dispute, the determination shall be binding, final and conclusive upon Employer and Employee, except to the extent that any taxing authority subsequently makes a determination that the Excise Tax or additional Excise Tax is due and owing on the payments made to Employee. If any taxing authority determines that the Excise Tax or additional Excise Tax is due and owing, Employer or the entity acquiring control of Employer shall pay the Excise Tax and any penalties assessed by such taxing authority.

6.	Excise Tax Withholding: Notwithstanding anything contained in this Agreement to the contrary, in the event that according to the determination, an Excise Tax will be imposed on any Payment or Payments, Employer or its successor shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Employer has actually withheld from the Payment or Payments.

Section 8.02 – Merger or Acquisition Without a Change of Control.  In the event of a merger, consolidation or sale of all, or substantially all, of the assets of Bancorp, wherein Bancorp’s shareholders immediately before such transaction shall own of record (immediately after such transaction) equity securities, other than any warrant or right to purchase such equity securities, of Bancorp or an acquiring entity or any parent entity thereof, possessing more than 70% of the voting power of Bancorp or such acquiring entity or any parent entity thereof (in making the determination of ownership of such equity securities immediately after such transaction, equity securities owned by shareholders of Bancorp immediately prior to the transaction as shareholders to another party to the transaction shall be disregarded) Employee shall be paid a transaction bonus of .166% (one-sixth of one percent) of the deal value (defined as “the sum of any cash and the fair market value of any securities or other assets or property available for distribution to the holders of the acquired company’s equity securities, including amounts distributed after the closing of the acquisition pursuant to any escrow, earn-out or other similar arrangement, after deduction of any items subtracted from proceeds to be distributed to holders of the acquired company’s equity securities, such as costs and fees  that are associated with the transaction”), subject to a minimum of $50,000 and a maximum of $200,000.  Said transaction bonus to be paid through a contribution to the Non-Qualified Executive Retirement Plan – Equity Component.

PART IX

COVENANTS

Section 9.01 - Confidential Nature of Relationship.  Employee acknowledges (i) the highly competitive nature of the business and the industry in which Employer competes; (ii) that as a key executive of Employer he/she has participated in and will continue to participate in the service of current customers and/or the solicitation of prospective customers, through which, among other things, Employee has obtained and will continue to obtain knowledge of the “know-how” and business practices of Employer, in which matters Employer has a substantial proprietary interest; (iii) that his/her employment hereunder renders the performance of services which are special, unique, extraordinary and intellectual in character, and his/her position with Employer placed and places him/her in a position of confidence and trust with the customers and employees of Employer; and (iv) that his/her rendering of services to the customers of Employer necessarily requires the disclosure to Employee of Trade and Business Secrets, Proprietary and Confidential Information, and Employer Materials (as defined in Section 9.03 below) of Employer.  In the course of Employee’s employment with Employer, Employee has and will continue to develop a personal relationship with the customers and prospective customers (defined for purposes of this Agreement as customers that Employer is either actively soliciting or in the process of making a proposal for services to as of Employee’s Separation Date) of Employer and a knowledge of those customers’ and prospective customers’ affairs and requirements, and the relationship of Employer with its established clientele has been, and will continue to be, placed in Employee’s hands in confidence and trust.   Employee consequently agrees that it is a legitimate interest of Employer, and reasonable and necessary for the protection of the confidential information, goodwill and business of Employer, which is valuable to Employer, that Employee make the covenants contained herein.

Employee Initials ____

Section 9.02 - Restrictions:  Accordingly, Employee agrees that during the period that he/she is employed by Employer, unless in the normal course of business, he/she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, directly or indirectly, and regardless of the reason for him/her ceasing to be employed by Employer, engage in the following:

A.	Disclosure of Proprietary Information or Materials. Employee agrees that he/she will not directly or indirectly reveal, report, publish or disclose to any person, firm, or corporation not expressly authorized in writing by Employer’s Board of Directors to receive any Trade and Business Secret, Proprietary and Confidential Information or Employer Materials (as defined in Section 9.03 below). Employee further agrees that he/she will not use any Trade and Business Secret, Proprietary and Confidential Information and/or Employer Materials for any purpose except to perform his/her employment duties for Employer and such Trade and Business Secret, Proprietary and Confidential Information and/or Employer Materials may not be used or disclosed by Employee for his/her own benefit or purpose or for the benefit or purpose of a subsequent employer. These agreements will continue to apply after Employee is no longer employed by Employer so long as such Trade and Business Secrets, Proprietary and Confidential Information and Employer Materials are not nor have become, by legitimate means, generally known to the public.

B.	Solicitation of Employees. Employee recognizes that he/she possesses and will possess confidential information about other employees of Employer and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer(s) of Employer and its affiliates. Employee recognizes that the information he/she possesses and will possess about these other employees is not generally known, is of substantial value to Employer and its affiliates in developing their business and in securing and retaining customers, and in managing general daily operations of Employer, and has been and will be acquired by Employee because of his/her business position with Employer and its affiliates. Employee agrees that at all times during his/her employment with Employer and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, solicit or recruit any employee of Employer or its affiliates for the purpose of being employed by, or serving as a consultant or information resource to, the Employee, or any competitor of Employer or its affiliates on whose behalf Employee is acting as an agent, representative or employee, and that Employee will not convey such confidential information or trade secrets about other employees of Employer and its affiliates to any other Person or legal entity. In view of the nature of Employee’s employment with Employer, Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief, including financial compensation commensurate with damages caused, available to them.

C.	Solicitation of Customers. During the Employee’s employment by Employer and its affiliates and for a period of twelve (12) months after such employment ceases, the Employee shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other participant), use any Trade and Business Secret, Proprietary and Confidential information, or Employer Materials to identify, solicit or entice any Customer or Prospective Customer of Employer or its affiliates to make any changes whatsoever in their current or prospective relationships with Employer or its affiliates, and will not assist any other Person or entity to interfere with or dispute such current or prospective relationships. If Employee leaves Employer and goes to work for a new employer that is a competitor of Employer, and if that new employer already has an existing relationship with a Customer or Prospective Customer of Employer or its affiliates, this paragraph does not preclude Employee from making contact with such Customer or Prospective Customer on the new employer’s behalf, so long as such contact otherwise complies with the provisions of this paragraph. In view of the nature of the Employee’s employment with Employer, the Employee likewise agrees that Employer and its affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that Employer and its affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Employee from engaging in any activity or threatened activity in violation of the terms of this paragraph, in addition to any other relief, including financial compensation commensurate with damages caused, available to them.

Employee Initials _____

Section 9.03 – Definitions:

A.            TRADE AND BUSINESS SECRETS means information, including a formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B.            PROPRIETARY AND CONFIDENTIAL INFORMATION means trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, or other information concerning Employer’s:

(i) Business Activities, including but not limited to: actual or anticipated strategic plans and initiatives; marketing plans, advertising and collateral materials; new product development plans; competitor analyses; analyses of internal financial performance; financial forecasts and budgets; customer and prospect strategies and lists; proprietary designs of facilities and other delivery systems and processes; and any similar information to which Employee has access by virtue of performing his/her duties for Employer.

(ii) Customers, including but not limited to: information about  Employer’s customers or prospective customers, such as the customer’s or prospect’s key decision-makers; customer preferences; customer strategies; terms of any contractual arrangements with Employer; business considerations; loan, deposit and other product and service pricing, terms and conditions, repayment structures, fee arrangements, structure of guarantees from other entities; and any similar information to which Employee has access by virtue of performing his/her duties for Employer.

(iii) Employees, including but not limited to: names of and contact information for Employer’s employees; their compensation, incentive plans, retirement plans, terms of employment, areas of expertise, projects, and experience; and any similar information to which Employee has access by virtue of performing his/her duties for Employer.

“Proprietary and Confidential Information” includes any information, in whatever form or format, including that which has not been memorialized in writing.

C.            EMPLOYER MATERIALS means documents or other media or tangible items that contain or embody PROPRIETARY AND CONFIDENTIAL INFORMATION or any other information concerning the business, operations or plans of Employer and its customers and prospective customers, whether such documents have been prepared by Employee or by others.  EMPLOYER MATERIALS include, but are not limited to blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, photographs of proprietary information or documents on cell phones, iPads or other electronic devices, photocopies of proprietary information or documents, emails, text messages, tapes or printouts, sound recordings and other printed, typewritten, handwritten or computer generated documents, as well as samples, prototypes, product collateral materials, advertising materials, models, products and the like.

Employee Initials ____

Section 9.04 - Return of Employer’s Property:  Upon termination of his/her employment with Employer for any reason, Employee will promptly deliver to Employer, without copying or summarizing, all Trade and Business Secrets, Proprietary and Confidential Information, and Employer Materials that are in Employee’s possession or under Employee’s control, including, without limitation, all physical property, keys, documents, lists, electronic storage media, cell phones, iPads, manuals, letters, notes, reports, including all originals, reproductions, recordings, disks, or other media.

Employee acknowledges that Employee has been apprised of the provisions of Labor Code Section 2860 which provides:  “Everything which an Employee acquires by virtue of his employment, except the compensation which is due him from his Employer, belongs to the Employer, whether acquired lawfully or unlawfully, or during or after the expiration of the term of his employment.” Employee understands that any work that Employee created or helped create at the request of Employer, including user manuals, training materials, sales materials, customer and prospective customer information and business data, process manuals, and other written and visual works, are works made for hire in which Employer owns the copyright.  Employee may not reproduce or publish these copyrighted works, except in the pursuit of his/her employment duties with Employer.

Employee Initials ____

Section 9.05 - Separate Covenants:  The covenants of Part IX of this Agreement shall be construed as separate covenants covering their particular subject matter.  In the event that any covenant shall be found to be judicially unenforceable, said covenant shall not affect the enforceability or validity of any other part of this Agreement.

Employee Initials ____

Section 9.06 - Continuing Obligation:  Employee’s obligations set forth in Part IX of this Agreement shall expressly continue in effect beyond Employee’s employment period in accordance with their terms and such obligations shall be binding on Employee’s assigns, executors, administrators and other legal representatives.

Employee Initials ____

PART X

ARBITRATION

Section 10.01 - Dispute Resolution:  The Parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim, or controversy (“Grievance”) involving the interpretation of this Agreement, the terms and conditions of this Agreement, or any other claims arising out of Employee's employment with Employer or the termination thereof.  It is the intention of the Parties that the arbitration decision will be final and binding and that any and all Grievances shall be disposed of as described herein.

Section 10.02 - Process.

A.            Grievance.  Any and all Grievances must be submitted in writing by the aggrieved Party.  A Grievance from Employee shall be submitted to Employer’s Chief Executive Officer.  Within Thirty (30) days following the submission of the written Grievance, the Party to whom the Grievance is submitted shall respond in writing.  If no written response is submitted within Thirty (30) days, the Grievance shall be deemed denied.

B.            Mediation.  If the Grievance is denied, and before invoking the arbitration procedure described below, the parties shall first participate in mediation.  The mediator shall be selected by mutual agreement of the parties, and shall be conducted in San Joaquin County, California, or such other location as is mutually agreed.  The mediation cost (other than attorney fees) shall be borne by Employer.

C.            Arbitration.  Unless otherwise prohibited by law or specified below, if the Grievance is denied and mediation is unsuccessful, either Party may, within Thirty (30) days of such denial, and prior to the expiration of any applicable statute of limitations, refer the Grievance to arbitration before a single arbitrator pursuant to the California Code of Civil Procedure, including Section 1283.05 permitting discovery.

The arbitrator shall be chosen by mutual agreement from a panel of arbitrators provided by JAMS or, if no agreement is reached, under the rules for Employment Dispute Resolution promulgated by JAMS.

The arbitrator’s award shall be in the form of a written opinion sufficient to allow for appropriate judicial review, shall be a final and binding determination of the dispute, and shall be fully enforceable as an arbitration award by the California courts in accordance with California law.

The arbitrator shall decide whether the conduct complained of violates the legal rights of the complaining party and, if so, shall determine and award the relief allowed by law.

Each party in such arbitration shall be responsible for its/his/her own attorneys’ fees, unless the arbitrator orders otherwise pursuant to applicable law.  Employer shall pay the cost of the arbitration if Employee prevails as determined by the arbitrator; if Employer prevails as determined by the arbitrator, Employee shall pay the cost of the arbitration only to the same extent as would be required had he/she prevailed in a civil suit under California Code of Civil Procedure Sections 1032, 1033 and 1033.5.

The arbitrator shall not have jurisdiction or authority to change, add to or subtract from any of the lawful provisions of this Agreement.

D.            Injunctive relief.  Notwithstanding anything to the contrary herein, nothing in this Part X is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

E.            Waiver of jury and court trial.  EMPLOYER AND EMPLOYEE ACKNOWLEDGE AND AGREE THAT ARBITRATION SHALL BE THE SOLE FORUM FOR THE RESOLUTION OF ANY AND ALL DISPUTES, WHETHER IN AN INDIVIDUAL OR REPRESENTATIVE CAPACITY, OR AS PART OF A COLLECTIVE ACTION, ARISING OUT OF OR RELATING TO THE EMPLOYMENT RELATIONSHIP.  SUCH DISPUTES INCLUDE, BUT ARE NOT LIMITED TO, CLAIMS FOR DISCRIMINATION OR HARASSMENT (SUCH AS CLAIMS UNDER THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, OR THE AGE DISCRIMINATION IN EMPLOYMENT ACT), RETALIATION, WRONGFUL TERMINATION, BREACH OF WAGE AND HOUR LAWS, BREACH OF CONTRACT, BREACH OF PUBLIC POLICY, FAILURE TO PROVIDE COMPENSATION OR BENEFITS, PHYSICAL OR MENTAL HARM OR DISTRESS, OR ANY OTHER CLAIMS OR DISPUTES, AND HEREBY WAIVES HIS/HER/ITS RIGHT TO PURSUE ANY CLAIM AGAINST THE OTHER PARTY IN ANY OTHER FORUM OR PROCEEDING, INCLUDING ANY RIGHT TO TRIAL BY JURY.

Nothing herein shall prevent Employee from filing an administrative charge with the California Department of Fair Employment and Housing or the federal Equal Employment Opportunity Commission; however, the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth.

Employee Initials ____

PART XI

TAXES

Section 11.01 - Withholding:  All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes as applicable.

Section 11.02 - Section 409A:

A.            Notwithstanding any provision to the contrary in this Agreement, Employer shall delay the commencement of payments or benefits coverage to which Employee would otherwise become entitled under the Agreement in connection with Employee’s termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with Employer (as such term is defined in Treasury Regulations issued under Section 409A of the Code (defined below)) or (ii) the date of Employee’s death, if Employer in good faith determines that Employee is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 11.02 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

B.            In addition, to the extent Employer is required pursuant to this Agreement to reimburse expenses incurred by Employee, and such reimbursement obligation is subject to Section 409A of the Code, Employer shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation, including any payment obligations described in Section 8.01, to the extent subject to Section 409A.  Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which Employee remits the related taxes.

C.            For purposes of the provisions of this Agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment, the terms “termination of employment” and “Separation Date” shall mean a “separation from service” with Employer (as such term is defined in Treasury Regulations issued under Code Section 409A), notwithstanding anything in this Agreement to the contrary.

D.            In each case where this Agreement provides for the payment to the Employee of an amount that constitutes nonqualified deferred compensation under Section 409A and such payment is subject to the execution and non-revocation of a release of claims, (1) any payments delayed pending the effectiveness of the release shall be accumulated and paid in a lump sum following the effectiveness of the release, with any remaining payments due paid in accordance with the schedule otherwise provided herein, and (2) if the period between the Separation Date and the last day on which the release could become irrevocable assuming the Employee’s latest possible execution and delivery of the release spans two calendar years, then such deferred payments shall not be made before the second calendar year, even if the release becomes irrevocable in the first calendar year, if such payments constitute nonqualified deferred compensation under Section 409A.

E.            Any series of payments provided under this Agreement (excluding plans or agreements incorporated by reference) shall for all purposes of Code Section 409A be treated as a series of separate payments and not as single payments.

F.            The provisions of this Part XI are intended to comply with Code Section 409A and shall be interpreted consistent with such section.

PART XII

GENERAL PROVISIONS

Section 12.01 - Notices:  Any notice to be given to Employer under the terms of this Agreement, and any notice to be given to Employee, shall be addressed to such Party at the mailing address the Party may hereafter designate in writing to the other.  Any such notice shall be deemed to have been duly given four days after the same shall be enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage or registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or upon actual delivery to the Party by messenger or delivery service, with receipt acknowledged in writing by the Party to whom such notice is addressed.

Section 12.02 - Entire Agreement:  This Agreement and the agreements incorporated by reference herein (“Farmers & Merchants Bank of Central California Executive Retirement Plan” and “Farmers & Merchants Bank of Central California Deferred Compensation Plan”) supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the parties hereto with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety.  Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which is not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.  Any modification(s) to this Agreement will be effective only if in writing and signed by the Parties hereto.

Section 12.03 - Notwithstanding any other provision of this Agreement, this Agreement and all rights and obligations of the Parties hereunder shall be subject to the provisions of the Federal Deposit Insurance Act and the regulations adopted thereunder, including without limitation 12 Code of Federal Regulations, Part 359.

Section 12.04 - Partial Invalidity:  If any provisions in this Agreement are held by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Section 12.05 - Continuing Obligations:  The obligations of the covenants contained in this Agreement shall survive the termination of the Agreement and any employment relationship between Employer and Employee.  Accordingly, neither Employer nor Employee shall be relieved of the continuing obligations of the covenants contained in this Agreement.

Section 12.06 - Employee’s Representations:  Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants in it.  Employee represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee’s execution and performance of this Agreement is not a violation or breach of any other agreement or other legal obligation between Employee and any other person or entity.

Section 12.07 - Governing Law:  This Agreement (not including any plans or agreements incorporated by reference) shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of California.

Section 12.08 - Full Settlement:  Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amount shall not be reduced whether or not Employee obtains other employment.

Section 12.09 - Successors:  This Agreement shall be binding upon and enforceable against any successors to Employer. No duties provided for under this Agreement may be delegated by any of the parties hereto.  Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of Employer to assume expressly and agree as of the effective time of the Change of Control to perform this Agreement in the same matter and to the same extent that Employer would be required to perform it if no such succession had taken place. If any such successor pursuant to a Change of Control of Employer or Bancorp under Section 8.01.1(iii) (but not under (i), (ii) or (iv)) fails to so assume or agree as of the effective time of the Change in Control to perform this Agreement, then Employee shall immediately be entitled to a payment equal to the total Severance Payment described in Section 7.01.1, payable in one lump sum, less any withholding required by state, federal or local law, upon the closing or other occurrence of the Change in Control transaction, in addition to any payments that Employee may otherwise be entitled to receive under this Agreement, and without regard to any conditions on payment set forth in such Section 7.01 (including, but not limited to, conditions of continued employment, continued loyalty or execution and non-revocation of a release). As used herein, the term “Bank” shall mean Employer as hereinbefore defined and any successor to its business and assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

Section 12.10 - No Waiver:  The failure of any of the Parties hereto to insist on strict compliance with any provision of this Agreement, or the failure to assert any right of any Party hereto may have hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right contained in this Agreement.

Section 12.11 – Advice of Counsel:  Employee warrants that he/she has consulted with legal counsel of his/her choice to advise him/her with respect to the terms and conditions of this Agreement.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA and FARMERS & MERCHANTS BANCORP		Date: June 23, 2015

By:	/s/ Stewart C. Adams, Jr.
Stewart C. Adams, Jr.
Chairman of the Personnel Committee

Employee:	/s/ James P. Daugherty	Date: June 23, 2015
James P. Daugherty